FOR RELEASE AFTER 4 P.M.CDT                          CONTACT: Peter D. Ziegler
August 12, 1999                                               President and CEO
                                                              414-334-5521

                  THE ZIEGLER COMPANIES, INC. SIGNS AGREEMENT
                      TO SELL ZIEGLER THRIFT TRADING, INC.

     WEST BEND, WIS. - The Ziegler Companies, Inc. [AMEX: ZCO], a financial services holding company based in West Bend, Wis., announced today it has signed a definitive asset purchase agreement to sell its Ziegler Thrift Trading, Inc. subsidiary to Strong Capital Management, Inc., Menomonee Falls, Wis.

     Ziegler Thrift Trading, Inc. is a discount brokerage firm with corporate headquarters in Minneapolis, Minn. The firm has investment office locations in Minneapolis and St. Paul, Minn., Naperville and Westchester, Ill., and Brookfield, Wis. The closing of the proposed sale is subject to certain conditions, including regulatory approval. The sale is expected to close during 1999. Strong Capital Management has indicated that it will continue to operate the discount brokerage business from Minneapolis. Investors will continue to be served by the firm's experienced staff by telephone, through office locations or over the internet.

     In 1998, Ziegler Thrift Trading, Inc. posted revenues of approximately $5,075,000 and net income after taxes of $345,543. The unaudited six-month 1999 results of Ziegler Thrift Trading, Inc. for the period ended June 30, 1999 were revenues of approximately $3,125,000 and net income after taxes of $393,000. Ziegler Thrift Trading, Inc. has 39 employees. The proposed cash offer will generate an after-tax gain of approximately $3.6 million, or $1.48 per share.

     "Ziegler Thrift Trading, Inc. has been an important part of our corporate strategy over the 18 years we have owned it," said Peter D. Ziegler, Chairman and CEO of The Ziegler Companies, Inc. "It has provided our clients a valuable service and has generated a high rate of return for the shareholders of The Ziegler Companies, Inc. However, our strategic focus has narrowed, and as we have witnessed the convergence of the industry distribution channels for full service and discount brokerage, we concluded we could best serve our clients by focusing only on the full-service retail brokerage offered by B.C. Ziegler and Company."

     "This acquisition enables us to quickly begin serving the expanding investment needs of our customers," said Tony D'Amato, Senior Vice President, Strong Capital Management, Inc. "It is a logical step in our long-term strategy of providing our clients with the products, services, and help they need to become better investors."

     The Ziegler Companies, Inc. provides investment banking, asset management and retail brokerage services. The firm advises, holds or manages more than $10.5 billion in individual and institutional assets.